UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 11, 2010

China Solar & Clean Energy Solutions, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-12561	95-3819300
(Commission File Number)	(IRS Employer Identification No.)

3/F West Wing Dingheng Plaza, 45A North Fengtai Road, Beijing, China, 100071
(Address of principal executive offices and zip code)

(86) 10-63860500
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 11, 2010, the Acting Chief Financial Officer of China Solar & Clean Energy Soultions, Inc. (the “Company”), ZHAO Yinan, resigned as Acting Chief Financial Officer of the Company. There were no disagreement between Ms. ZHAO and the Company on any matter relating to the Company’s operations, policies or practices, that resulted in her resignation as Acting Chief Financial Officer of the Company.

The Board of Directors of the Company appointed Mr. ZHENG Fangsong to serve as the Acting Chief Financial Officer of the Company effective on August 12, 2010. Mr. ZHENG has no family relationships with any of the executive officers or directors of the Company. There were no arrangements or understandings between Mr. ZHENG and any other person pursuant to which he was selected as Acting Chief Financial Officer. There have been no related party transaction in the past two years  in which the Company or any of its subsidiaries was or is to be a party, in which Mr. ZHENG had, or will have, a direct or indirect material interest.

Mr. ZHENG, who is 42 years old, has a broad range of experience as Financial Director. He was the Financial Director of Beijing Jinhuahan New Technology Co., Ltd., an intelligent medical software developer based in China from February 2008 to July 2010. From July 2004 to December 2007, Mr. ZHENG was Financial Director of Beijing Sanan Technology Limited Company, a bio-engineering company based in China. Prior to that, he was a Manager of Financial Analysis in Beijing Hanwang Technology Limited Company, an intellectual technology company based in China from June 2002 to June 2004. From June 1994 to June 2002, Mr. ZHENG was an Internal Auditor & Management Accountant of China Non-Ferrous Industry & Renewable Energy Limited Company. Mr. ZHENG received MPAcc in Research Institute for Fiscal Science of Ministry of Finance in 2007, a Bachelor Degree of Financial Accounting from Renmin University of China in 2000, and two years Diploma Program of Financial Accounting in Renmin University of China in 1992. He is also an Intermediate Auditor, Internal Auditor, Intermediate Economist, and Senior International Finance Manager (SIFM).

Mr. ZHENG entered into a five year agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.

	By:	/s/ Deli Du
Name: Deli Du
Title: Chief Executive Officer and President
Dated: August 16, 2010